Exhibit 10.1

LOAN AGREEMENT

This Agreement dated as of October 30, 2003, is between Bank of America, N.A. (the “Bank”) and Jamba Juice Company, a California corporation (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower (the “Facility No. 1”). The amount of the line of credit (the “Facility No. 1 Commitment”) is Twenty Million Dollars ($20,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may borrow and repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the lesser of (i) Facility No. 1 Commitment, and (ii) an amount equal to 1.25 times Borrower’s consolidated EBITDA for the then most recently ended 13 fiscal month period. “EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation and amortization, plus non-cash charges, minus non-cash income. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2 Availability Period. The line of credit is available between the date of this Agreement and the earlier of (a) October 29, 2005 (the “Facility No. 1 Expiration Date”), (b) such earlier date as the availability may terminate as provided in this Agreement, or (c) the date set forth in Section 1.3(b)(ii) below.

1.3 Repayment Terms.

(a)	Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the earlier of (i) the Facility No. 1 Expiration Date, or (ii) the date fifteen (15) days after the date on which the Borrower receives a Redemption Notice (as defined in Section 8.11(g) below).

1.4 Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus the Applicable Margin as defined below.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rate listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

The LIBOR Rate plus the Applicable Margin as defined below.

1.6 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the Adjusted Leverage Ratio (as defined in the “Covenants” section of this Agreement), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 5 set forth below:

Applicable Margin (in percentage points per annum)

Pricing Level	Adjusted Leverage Ratio	LIBOR +	Base Rate +	Unused Commitment Fee	SBLC Fee
1	> 3.75:1.00	3.50	1.50	0.375	3.50
2	> 3.50:1.00/ < 3.75:1.00	3.25	1.25	0.375	3.25
3	> 3.25:1.00/ < 3.50:1.00	2.75	1.00	0.375	2.75
4	> 3.00:1.00/ < 3.25:1.00	2.50	0.50	0.25	2.50
5	< 3.00:1.00	2.25	0	0.25	2.25

The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above.

1.7 Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Six Million Dollars ($6,000,000).

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Standby Letter of Credit.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank a non-refundable fee (“SBLC Fee”) equal to the rate per annum of the Applicable Margin times the outstanding undrawn amount of each standby letter of credit, payable quarterly in arrears, calculated on the basis of the face amount outstanding on the day the fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the fee shall be increased by 2.0% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2.	OPTIONAL INTEREST RATES

2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on November 1, 2003, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

2.2 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c)	The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate = London Inter-Bank Offered Rate

                            (1.00 - Reserve Percentage)

Where,

“London Inter-Bank Offered Rate” means:

(i)	the average per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or any successor page) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii)	if the rate referenced in the preceding clause (ii) does not appear on such page, the interest rate at which the Bank’s London Banking Center, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period.

“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	FEES AND EXPENSES

3.1 Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of Thirty Thousand Dollars ($30,000). This fee is due on the date of this Agreement.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at the rate per year equal to the Applicable Margin, as defined above. The calculation of credit outstanding shall include the undrawn amount of letters of credit. This fee is due on November 1, 2003, and on the same day of each following calendar quarter until the expiration of the availability period.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for reasonable expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3 Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the reasonable cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	GUARANTIES, COLLATERAL

4.1 Guaranties. The Borrower’s obligations under this Agreement shall be guarantied by all existing and future direct and indirect subsidiaries of the Borrower.

4.2 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement or, if the collateral is owned by a guarantor, will secure the guaranty, if so indicated in the security agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. It will also secure all other obligations now or hereafter owing to the Bank.

(a)	Equipment and fixtures owned by the Borrower and any guarantor.

(b)	Inventory owned by the Borrower and any guarantor.

(c)	Receivables owned by the Borrower and any guarantor.

(d)	Stock and other securities owned by the Borrower and any guarantor.

(e)	Deposits with the Bank and owned by the Borrower and any guarantor.

(f)	Patents, trademarks and other general intangibles owned by the Borrower and any guarantor.

(g)	All other personal property owned by the Borrower and any guarantor.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1 Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2 Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 1499606865 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3 Direct Debit (Pre-Billing).

(a)	The Borrower agrees that the Bank will debit deposit account number 1499606865 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)	Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)	The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)	The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6	Default Rate. Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content reasonably acceptable to the Bank, including any items specifically listed below.

6.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2 Governing Documents. If required by the Bank, a copy of the Borrower’s and each guarantor’s organizational documents.

6.3 Guaranties. Guaranties signed by all subsidiaries of the Borrower.

6.4 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

6.5 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing.

6.6 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.7 Repayment of Other Credit Agreement. Evidence that the existing Senior Secured Credit Facility dated as of December 2, 1999, as amended, among the Borrower, Fleet National Bank as Agent and the other Lenders party thereto, has been or will be repaid and cancelled on or before the first disbursement under this Agreement.

6.8 Good Standing. Certificates of good standing (i) for the Borrower from the states of California, Colorado, Illinois and Washington, (ii) for each guarantor from its respective state of formation, and (iii) for the Borrower or any guarantor from any other state in which such party is required to qualify to conduct business and where the failure to so qualify would have a material adverse effect on the Borrower.

6.9 Legal Opinion. A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.10 No Material Adverse Change; Litigation.

(i)	There shall not have occurred a material adverse change since June 30, 2002 in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

(ii)	Except as disclosed to the Bank in writing in paragraph 2 of the disclosure letter delivered by the Borrower to the Bank of even date herewith (the “Disclosure Letter”), the absence of any action, suit, investigation, or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports: (a) to materially and adversely affect the Borrower or its subsidiaries, or (b) to affect any transaction contemplated hereby or the ability of the Borrower and its subsidiaries or any other obligor under the guarantees to perform their respective obligations under this Agreement.

6.11 Financial Statements. Fiscal month-end financial statements for the Borrower and its consolidated subsidiaries for each of the 13 fiscal months preceding the date of this Agreement.

6.12 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.13 Other Required Documentation. Such other documents, instruments and agreements as the Bank may reasonably request.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1 Formation. The Borrower is duly formed and existing under the laws of the state of California.

7.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s corporate power and authority, have been duly authorized by all requisite corporate action, and do not conflict with any of its organizational papers.

7.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

7.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where the failure to be licensed, in good standing or in compliance with fictitious name statutes would not reasonably be expected to have a material adverse effect on the Borrower.

7.5 No Conflicts. This Agreement does not conflict with (a) any law, (b) any order, writ, judgment, injunction, decree, determination or award of any governmental organization by which the Borrower is bound, (c) any Material Contract of the Borrower. For the purposes of this Agreement, “Material Contracts” means the contracts identified as being material to the Borrower in the legal opinion delivered by Manatt, Phelps & Phillips, LLP to the Bank on the date of this Agreement.

7.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

7.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower or any of its subsidiaries which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as disclosed to the Bank in writing in paragraph 2 of the Disclosure Letter.

7.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects (other than easements, rights of way restrictions or minor defects in title not interfering in any material way with the Borrower’s operations) or any liens or interests of others, except for liens permitted under Section 8.4.

7.9 Permits, Franchises, Intellectual Property. The Borrower and its subsidiaries possess all material permits, memberships, franchises, contracts and licenses required and all material trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable them to conduct the business in which they are now engaged. As of the date hereof, in the ordinary course of business the Borrower does not utilize any trademarks other than those listed in Schedule 1 hereto.

7.10 Other Obligations. Neither the Borrower nor any of its subsidiaries is in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid.

7.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.14 Location of Borrower. The place of business of the Borrower (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed on the signature page of this Agreement.

7.15 Shweid Settlement Agreement. The cancellation, termination or breach of the Shweid Settlement Agreement (as defined below) at any time after the date of this Agreement would not have a material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower.

8.	COVENANTS

The covenants in this Agreement apply to the following parties, as shown below:

(i)	The Borrower: all covenants;

(ii)	Subsidiaries of the Borrower: all covenants other than 8.2, 8.9, 8.11, 8.19, 8.20.

Unless otherwise agreed in writing by the Bank, the Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for lawful general corporate purposes, including the refinancing of existing debt, working capital and capital expenditures.

8.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)	Within 120 days of the fiscal year end, the annual financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant reasonably acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 45 days of the period’s end (excluding the last period in each fiscal year), fiscal month financial statements of the Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c)	Within 60 days of the fiscal year end, quarterly projections for the then-current fiscal year, including consolidated balance sheet, income statement, cash flow statement, projected capital expenditures and new store opening plan.

8.3 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or capital lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed to the Bank in writing in paragraph 3 of the Disclosure Letter.

(e)	Additional debts and capital lease obligations for the acquisition of fixed assets in an aggregate principal amount not to exceed $500,000 per fiscal year.

(f)	Real property leases entered into in the ordinary course of business.

8.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement and listed on Schedule 2 to this Agreement.

(d)	Liens outstanding on the date of this Agreement and disclosed to the Bank in writing in paragraph 4 of the Disclosure Letter.

(e)	Additional purchase money security interests in assets acquired after the date of this Agreement securing indebtedness permitted by Section 8.3(e).

(f)	Liens arising by operation of law and in the ordinary course of the Borrower’s business securing amounts the Borrower owes to growers of agricultural products purchased by the Borrower for resale, processing, or use in producing the Borrower’s inventory, provided such obligations are not past due.

(g)	Carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith any by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable person.

(h)	Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”).

(i)	Deposits to secure the performance of real property leases incurred in the ordinary course of business.

(j)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board, and (ii) such deposit account is not intended by the Borrower to provide collateral to the depository institution.

8.5 Maintenance of Assets.

(a)	Except as disclosed to the Bank in writing in paragraph 5 of the Disclosure Letter, not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all material rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.6 Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments, as disclosed to the Bank in writing in paragraph 6 of the Disclosure Letter.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

(d)	Investments in franchisees and joint ventures made in the ordinary course of the Borrower’s business in an aggregate amount not to exceed (together with any loans arising under Section 8.7(d)) $1,000,000 incurred in any fiscal year.

(e)	Investments consisting of purchases or repurchases of franchisee or licensee rights and properties made in the ordinary course of the Borrower’s business in an aggregate amount not to exceed $500,000 in any fiscal year, or otherwise with the prior written consent of the Bank.

8.7 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit and existing credit arrangements, as disclosed to the Bank in writing in paragraph 7 of the Disclosure Letter.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

(d)	Extensions of credit to franchisees or licensees made in the ordinary course of the Borrower’s business that do not exceed, together with the amount of any non-loan investments made pursuant to Section 8.6(d), an aggregate amount of $1,000,000 incurred in any fiscal year.

8.8 Change of Management. Not to make any substantial change in the present executive or senior management personnel of the Borrower without the Bank’s written consent.

8.9 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than twenty-five percent (25%) in the direct or indirect capital ownership of the Borrower.

8.10 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Except as disclosed to the Bank in writing in paragraph 8 of the Disclosure Letter, enter into any consolidation, merger, or other combination, or, except as permitted under Section 8.6(d), become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Except as permitted under Sections 8.6(d) and (e), acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend its business for more than five (5) days in any thirty (30) day period.

(f)	Give any party notice in writing of the cancellation, termination or breach of the Shweid Settlement Agreement (as defined below).

8.11 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over $250,000 (or any guarantor).

(b)	Any substantial dispute between any governmental authority and the Borrower (or any guarantor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s (or any guarantor’s), business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower (or any guarantor) and any such contingent liabilities which are reasonably foreseeable.

(g)	The receipt by the Borrower of a request to redeem any material portion of the Borrower’s preferred stock from the requisite percentage of any series of its preferred shareholder pursuant to redemption rights set forth in the Borrower’s Amended and Restated Articles of Incorporation (a “Redemption Notice”).

(h)	The receipt by the Borrower of a notice of cancellation, termination or breach pursuant to the Settlement Agreement and Mutual Release dated September 15, 2003 relating to the lawsuit between, among others, the Borrower and the Henry Shweid and Margaret Munzika Shweid Intervivos Revocable Trust (the “Shweid Settlement Agreement”).

8.12 Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days’ prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.13 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except where the failure to do so would not reasonably be expected to have a material adverse effect on the Borrower.

8.14 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.15 Books and Records. To maintain adequate books and records, consistent with standard industry practice.

8.16 Audits. To allow the Bank and its agents to inspect the properties of the Borrower and its subsidiaries and examine, audit, and make copies of books and records at any reasonable time. If any of the properties of the Borrower and its subsidiaries, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.17 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.18 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.19 Adjusted Leverage Ratio. To maintain as of the end of each fiscal quarter on a consolidated basis a ratio of Adjusted Funded Debt to EBITDAR not exceeding the ratios indicated for each period specified below:

Period	Ratios
From closing through Fiscal year end 2004	4.00:1.00
Fiscal year 2005 and thereafter	3.75:1.00

“Adjusted Funded Debt” means at any time the sum of Funded Debt at such time plus six times (6x) lease and rent expense for the four fiscal quarters then ending.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt.

“EBITDAR” means, for the four fiscal quarters then ending, net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus lease and rent expense, plus non-cash charges, minus non-cash income.

8.20 Fixed Charge Coverage Ratio. To maintain as of the end of each fiscal quarter on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.35:1.0.

“Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDAR, minus income tax, minus Maintenance Capital Expenditures, to (b) the sum of interest expense, lease expense, rent expense, the current portion of long term debt, the current portion of capitalized lease obligations, and the aggregate amount of settlement payments required to be made to employee class action members during the then-following four fiscal quarters.

“Maintenance Capital Expenditures” means for any period the greater of (a) actual capital expenditures incurred in respect of existing stores or corporate overhead functions during such period, or (b) an amount equal to $10,000 times the average number of stores owned by the Borrower and its subsidiaries during such period.

8.21 Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than the amounts specified below for each fiscal year specified below on a consolidated basis:

Period	Amounts
Fiscal year 2004	$22,000,000
Fiscal year 2005	$25,000,000

8.22 Dividends and Distributions. Without the written consent of the Bank, not to declare or pay any dividends (except dividends paid in capital stock), or redeem any of its capital stock, other than in relation to repurchases of capital stock from employees of up to $250,000 per fiscal year, or as otherwise agreed in writing by the Bank, in the ordinary course of business pursuant to the Borrower’s Equity Incentive Plan, as now in effect or as hereafter may be amended with the approval of the Borrower’s Board of Directors.

8.23 Bank as Principal Depository. To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

8.24 Transactions with Affiliates. Not to enter into any transactions with any person or entity affiliated with it (other than the Borrower and its wholly-owned subsidiaries) except on arms’-length terms.

8.25 Loans to Officers or Affiliates. Except as permitted under Section 8.7(a), without the written consent of the Bank, not to make any loans, advances or other extensions of credit (including extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services) to any of the Borrower’s executives, officers, directors or shareholders (or any relatives of any of the foregoing), or to any affiliated entities.

8.26 Additional Guarantors. Notify the Bank at the time that any entity becomes a subsidiary of the Borrower, and promptly thereafter (and in any event within 30 days) cause such entity to (i) become a guarantor by executing and delivering to the Bank a guaranty in form and substance satisfactory to the Bank, and (ii) execute and deliver to the Bank a security agreement in form and substance satisfactory to the Bank.

8.27 Intellectual Property. Notify the Bank on a quarterly basis of any trademarks which are utilized by the Borrower in the ordinary course of business and which are not listed on Schedule 1 hereto. The Borrower authorizes the Bank, without notice to the Borrower, to modify this Agreement by amending Schedule 1 to include any such trademarks.

9.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1 Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within three (3) days after the date when due.

9.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank, which remains uncured prior to the expiration of any applicable cure period. For purposes of this Agreement, “Obligor” shall mean any guarantor, any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

9.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) has obtained from anyone else or which the Borrower (or any Obligor) has guaranteed in the amount of $250,000 or more in the aggregate if the default consists of failing to make a payment when due, and such failure is not cured prior to the expiration of any applicable cure period or gives the other lender the right to accelerate the obligation.

9.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

9.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor is dismissed within a period of forty-five (45) days after the filing; provided, however, that such cure opportunity will be terminated upon the entry of an order for relief in any bankruptcy case arising from such a petition.

9.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing or liens permitted under Sections 8.4(b), (d), (e) and (f) of this Agreement) on or security interest in any property given as security for this Agreement (or any guaranty).

9.8 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of $500,000 or more in excess of any insurance coverage and which are not dismissed within sixty (60) days.

9.9 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $500,000 or more in excess of any insurance coverage.

9.10 Government Action. Any government authority takes action that the Bank reasonably believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

9.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement (each a “Related Document”), and such default is not cured prior to the expiration of any applicable cure period, or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

9.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2 California Law. This Agreement is governed by California law.

10.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4 Arbitration and Waiver of Jury Trial.

(a)	This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

(d)	The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)	The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The parties will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this agreement.

10.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

10.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

10.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.12 Termination. Provided there exist no loans, advances or letters of credit outstanding, and all fees, expenses and other amounts outstanding hereunder have been fully paid, the Borrower may terminate this facility upon 10 business days’ written notice to the Bank.

10.13 Commitment Expiration. The Bank’s commitment to extend credit under this Agreement will expire on October 31, 2003, unless this Agreement and any documents required by this Agreement have been signed and returned to the Bank on or before that date.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		Jamba Juice Company

By:	/s/ Lisa Thomas	By:	/s/ Paul Clayton
Typed Name: Lisa Thomas		Typed Name: Paul Clayton
Title: Senior Vice President		Title: President and Chief Executive Officer

		By:	/s/ Joe O’Neill
Typed Name: Joe O’Neill
Title: Chief Financial Officer

Address where notices to the Bank are to be sent:	Address where notices to the Borrower are to be sent:

315 Montgomery Street, 13th Floor	1700 17th Street
San Francisco, California 94104	San Francisco, California 94103
Telephone: (415) 953-1069	Telephone: (415) 865-1182
Facsimile: (415) 622-1878	Facsimile: (415) 621-4964

SIGNATURE PAGE 1 TO LOAN AGREEMENT

Schedule 1

Trademarks Utilized By the Borrower In the Ordinary Course of Business

MARK	COUNTRY/ JURISDICTION	SERIAL/ REG NO.	CLASS	STATUS
ALOHA PINEAPPLE	United States	78/291319	32	Pending
ALOHA PINEAPPLE	United States	78/301804	03	Pending
APPLE SQUEEZE	United States	2,145,968	32	Registered
BANANA BERRY	United States	78/291366	32	Pending
BANANA MAN	United States	78/202241	35	Pending
BANANA MAN DESIGN	United States	78/230888	43	Pending
BERRY LIME SUBLIME	United States	78/291372	32	Pending
BOUNCE BACK BLAST	United States	76/418806	32	Pending
BURNER BOOST	United States	78/295137	05	Pending
CARIBBEAN PASSION	United States	2,243,494	32	Registered
CHOCOLATE MOO’D	United States	2,174,345	29	Registered
CITRUS SQUEEZE	United States	2,138,335	32	Registered
CRANBERRY CRAZE	United States	2,099,169	32	Registered
FEMME BOOST	United States	78/294977	05	Pending
FIBER BOOST	United States	78/294963	05	Pending
IT’S NOT JUST A SMOOTHIE, ITS A WAY OF LIFE!	United States	2,280,907	42	Registered
IT’S THE MAGIC OF FRUIT	United States	76/441252	43	Pending
JAMBA	United States	2,526,399	05, 25, 32	Registered
JAMBA	United States	2,110,410	09	Registered
JAMBA CURBSIDE	United States	78/308153	39	Pending
JAMBA DELITES	United States	78/189070	32	Pending
JAMBA FRUIT FIX	United States	78/301762	29	Pending
JAMBA GO-GO	United States	76/441229	43	Pending
JAMBA JUICE	United States	2,014,541	42	Registered
JAMBA JUICE	United States	2,097,875	05, 25, 32	Registered
JAMBA JUICE	California	047429	42	Registered
JAMBA JUICE & DESIGN (NO DOTS)	United States	78/289478	43	Pending
JAMBA JUICE 5K BANANA MAN CHASE III & DESIGN	United States	78/167059	41	Pending
JAMBA JUICE & DESIGN	California	046589	42	Registered
JAMBA JUICE & DESIGN	United States	78/301794	03	Pending
JAMBA JUICE & DESIGN	United States	2,130,460	05, 25, 32, 35, 42	Registered
JAMBA JUICE (STYLIZED)	United States	2,130,004	05, 32, 35, 42	Registered
JAMBA JUICICLE MAKER	United States	78/242080	21	Pending
JAMBA MULTI-BOOST	United States	78/294984	05	Pending
JAMBA POWER BOOST	United States	2,344,798	32	Registered
JAMBA WHIRL	United States	78/301759	16	Pending
JAMBACARD	United States	78/301748	35	Pending
JAMBAISM	United States	78/313525	41	Pending
JUICE BOOST	United States	2,219,962	05	Registered
KIWI BERRY BURNER	United States	2,256,869	32	Registered
LIME SUBLIME	United States	2,207,974	32	Registered
MANGO-A-GO-GO	United States	78/291314	32	Pending
OCEAN SUNRISE	United States	2,070,089	32	Registered
ORANGE BERRY BLITZ	United States	78/291369	32	Pending

MARK	COUNTRY/ JURISDICTION	SERIAL/ REG NO.	CLASS	STATUS
ORANGE DREAM MACHINE	United States	78/291321	32	Pending
ORANGE-A-PEEL	United States	78/291,318	32	Pending
PACIFIC PASSION	United States	2,354,299	32	Registered
PEACH PLEASURE	United States	2,126,829	32	Registered
PEANUT BUTTER MOO’D	United States	78/291337	32	Pending
PEENYA-KOWLADA	United States	2,102,423	32	Registered
PERFORMANCE BOOST	United States	78/294999	05	Pending
PINEAPPALOOZA	United States	78/291364	32	Pending
PROTEIN BERRY PIZZAZZ	United States	78/291325	32	Pending
PROTEIN BOOST	United States	78/294947	05	Pending
PURE SPLENDOR FROM A BLENDER	United States	78/202231	35	Pending
RASPBERRY REFRESHER	United States	2,046,850	32	Registered
RAZZMATAZZ	United States	2,334,084	32	Registered
SQUEEZE THE MOST OUT OF LIFE	United States	2,316,842	32	Registered
STRAWBANNA	United States	2,144,233	32	Registered
STRAWBERRIES WILD	United States	2,275,124	32	Registered
STRAWBERRIES WILD!	United States	78/301799	03	Pending
THE COLDBUSTER	United States	2,299,491	32	Registered
VIBRANT-C	United States	2,087,566	32	Registered
VIBRANT-C BOOST	United States	78/295032	05	Pending
WHIRL/TORNADO DESIGN	United States	2,209,377	05, 32, 42	Registered

Schedule 2

Permitted Liens

1.	CA UCC number 9903460797 filed 02/02/99, in favor of Toshiba America Information Systems, Inc., securing monthly payment obligations of the Borrower of approximately $2,849 under an equipment lease agreement which expires on December 30, 2005.

2.	CA UCC number 0009060581 filed 03/27/00, in favor of Pitney Bowes Credit Corporation, securing quarterly payment obligations of the Borrower of approximately $3,135 under an equipment lease agreement which expires on December 31, 2007.

3.	CA UCC number 0232360326, in favor of GE Capital Corporation, securing monthly payment obligations of the Borrower of approximately $16,183 under an equipment lease agreement which expires on December 30, 2005.

FIRST AMENDMENT TO LOAN AGREEMENT

This First Amendment to Loan Agreement (this “Amendment”), dated as of December 31. 2004, is between Jamba Juice Company, a California corporation (the “Borrower”), and Bank of America, N.A. (the “Bank”).

RECITALS

A.	The Borrower and the Bank are parties to a Loan Agreement dated as of October 30,2003, (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Bank has extended certain credit facilities to the Borrower.

B	The Borrower has requested that the Bank agree to certain amendments to the Loan Agreement, and the Bank has agreed to such request, subject to the terms and conditions of this Amendment.

C.	NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Loan Agreement. As used herein, “Amendment Documents” means this Amendment, the Loan Agreement (as amended by this Amendment), and each certificate and other document executed and delivered by the Borrower pursuant to Section 4 hereof.

2.	Amendment of Loan Agreement. Subject to the terms and conditions hereof, and with effect from and after the Effective Date, the Loan Agreement shall be amended as follows:

(a)	Section 1.1 (a) of the Loan Agreement is amended by deleting such subsection in its entirety and replacing it with the following:

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”). The amount of the line of credit (the “Facility No. 1 Commitment”) is Thirty-Five Million Dollars ($35,000,000).

(b)	Section 1.1(c) of the Loan Agreement shall be amended by deleting the first sentence of such subsection in its entirety and replacing it with the following:

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the lesser of (i) the Facility No. 1 Commitment, and, (ii)(A) at any time prior to the end of the fiscal year ending 2004, an amount equal to 1.25 times the Borrower’s consolidated EBITDA for the then most recently ended 13 fiscal month period, (B) at any time during the first and fourth fiscal quarters of any fiscal year ending 2005 or thereafter, an amount equal to 1.25 times the Borrower’s consolidated EBITDA for the then most recently ended 13 fiscal month period, and (C) at any time during the second and third fiscal quarters of any fiscal year ending 2005 or thereafter, an amount equal to 1.50 times the Borrower’s consolidated EBITDA for the then most recently ended 13 fiscal month period.

(c)	Section 1.2 of the Loan Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

1.2	Availability Period. The line of credit is available between the date of this Agreement and the earlier of (a) December 1, 2006 (the “Facility No. 1 Expiration Date”), (b) such earlier date as the availability may terminate as provided in this Agreement, or (c) the date set forth in Section 1.3(b)(ii) below.

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(d)	Section 1.7 (b) of the Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following:

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Ten Million Dollars ($10,000,000).

(e)	Section 1.7(c) of the Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following:

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall not include the amount of any letters of credit then outstanding, but shall include any amounts then drawn on any letters of credit but not yet reimbursed.

(f)	Section 3,1 (c) of the Loan Agreement shall be amended by deleting such subsection in its entirety and replacing it with the following:

(c)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No, 1 Commitment and the amount of credit the Borrower actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at the rate per year equal to the Applicable Margin, as defined above. For purposes of calculating the fee, the calculation of credit outstanding shall include the undrawn amount of outstanding letters of credit and any amounts then drawn on any letters of credit but not yet reimbursed.

(g)	Section 6.19 of the Loan Agreement shall be amended by deleting the table appearing therein in its entirety and replacing it with the following:

Fiscal Quarter	Ratios
From closing through the fourth fiscal quarter of fiscal year ending 2005	4-00:1.00

From the first fiscal quarter of fiscal year ending 2006 and thereafter	3.75:1.00

(h)	Section 8.20 of the Loan Agreement shall be amended at the definition of “Fixed Charge Coverage Ratio” by deleting such definition in its entirety and replacing it with the following:

“Fixed Charge Coverage Ratio” means, in respect of any fiscal quarter period ending on any date of determination, the ratio of (a) the sum of EBITDAR for such period, minus cash taxes actually paid during such period, and minus Maintenance Capital Expenditures made during such period, to (b) the sum of interest expense for such period, lease expense for such period, rent expensed during such period, the current portion of long term debt as of such date of determination, the current portion of capitalized lease obligations as of such date of determination, and the aggregate amount of settlement payments required to be made to employee class action members during the four fiscal quarter period immediately following such date of determination.

(i)	Section 8.21 of the Loan Agreement shall be amended by deleting the table appearing therein in its entirety and replacing it with the following:

Fiscal Year	Amounts
Fiscal year ending 2004	$22,000,000

Fiscal year ending 2005 and each fiscal year thereafter	$35,000,000

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3	Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)	No event of default has occurred and is continuing (or would result from the amendment to the Loan Agreement contemplated hereby).

(b)	This Amendment and any instrument or agreement required hereunder, are within the Borrower’s corporate power and authority, have been duly authorized by all requisite corporate action, and do not conflict with any of its organizational documents.

(c)	The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, without defense, counterclaim or offset, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)	All representations and warranties of the Borrower contained in Section 7 of the Loan Agreement are true and correct on and as of the Effective Date, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true and correct as of such earlier date.

(e)	The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

(f)	There has not occurred since June 30, 2003, a material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

4.	Effective Date.

(a)	This Amendment will become effective when each of the conditions precedent set forth in this Section 4 has been satisfied (the “Effective Date”):

(i)	The Bank shall have received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) counterpart to this Amendment.

(ii)	The Bank shall have received from the Borrower a certificate signed by the secretary or assistant secretary of the Borrower, dated the Effective Date, in form and substance satisfactory to the Bank, and certifying evidence of the authorization of the execution, delivery and performance by the Borrower of the Amendment Documents.

(iii)	The Borrower shall have paid all attorneys’ fees of the Bank to the extent invoiced prior to the Effective Date (including any previously invoiced and outstanding attorneys’ fees that relate to services previously provided), plus such additional amounts of attorney’s fees as shall constitute the Bank’s reasonable estimate of attorneys’ fees incurred or to be incurred by it through the closing proceedings related to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

(iv)	The Bank shall have received, in form and substance satisfactory to it, such additional approvals, consents, opinions, documents and other information as the Bank shall request.

(b)	From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

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5.	Reservation of Rights. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Bank of this Amendment, shall (a) be deemed to create a course of dealing or otherwise obligate the Bank to execute similar amendments under the same or similar circumstances in the future or (b) tie deemed to create any implied waiver of any right or remedy of the Bank with respect to any term or provision of the Loan Agreement (including any term or provision relating to the occurrence of a material adverse change).

6.	Miscellaneous.

(a)	Amendment of Loan Agreement. Except as herein expressly amended, all terms, covenants and provisions of the Loan Agreement are and shall remain in full force and effect and all references therein to such Loan Agreement shall henceforth refer to the Loan Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement.

(b)	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c)	GOVERNING LAW: ARBITRATION AND WAIVER OF JURY TRIAL. THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.2 AND 10.4 OF THE LOAN AGREEMENT RELATING TO GOVERNING LAW, ARBITRATION AND WAIVER OF RIGHT TO TRIAL BY JURY. THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d)	Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by different parties on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

(e)	One Agreement. This Amendment, together with the Loan Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto.

(f)	Severability. If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan Agreement, respectively.

(g)	Costs and Expenses. The Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Jamba Juice Company

By:	/s/ Joe O’Neill

Name:	Joe O’Neill
Title:	CFO

By:	/s/ Paul Clayton

Name:	Paul Clayton
Title:	CEO

Bank of America, N.A.

By:	/s/ Matt Nesper

Name:	Matt Nesper
Title:	Vice President

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SECOND AMENDMENT TO LOAN AGREEMENT AND WAIVER

This SECOND AMENDMENT TO LOAN AGREEMENT AND WAIVER (this “Amendment”), dated as of November 18, 2005, is between JAMBA JUICE COMPANY, a California corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Bank”).

RECITALS

A.	The Borrower and the Bank are parties to a Loan Agreement dated as of October 30, 2003, (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Bank has extended certain credit facilities to the Borrower.

B	The Borrower has requested that the Bank agree to certain amendments to the Loan Agreement and to waive certain defaults thereunder, and the Bank has agreed to such request, subject to the terms and conditions of this Amendment.

C.	NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Loan Agreement. As used herein, “Amendment Documents” means this Amendment, the Loan Agreement (as amended by this Amendment), and each certificate and other document executed and delivered by the Borrower pursuant to Section 5 hereof.

2.	Defaults and Waiver.

(a)	For purposes of this Amendment, the “Existing Defaults” shall mean any default or event of default that may exist on the Effective Date under Section 9 of the Loan Agreement arising by reason of breach under Section 8.19 or 8.20 of the Loan Agreement occurring as of the last day of the third quarter of the fiscal year ending 2005.

(b)	Subject to and upon the terms and conditions hereof and with effect on the Effective Date, the Bank hereby waives the Existing Defaults.

(c)	Nothing contained herein shall be deemed a waiver of (or otherwise affect the Bank’s ability to enforce) any other default or event of default under the Loan Agreement, including without limitation, (i) any default or event of default as may now or hereafter exist and arise from or otherwise be related to the Existing Defaults (including without limitation any cross-default arising under the Loan Agreement by virtue of any matters resulting from the Existing Defaults), and (ii) any default or event of default arising at any time after the Effective Date and which is the same as or similar to any of the Existing Defaults.

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3.	Amendment of Loan Agreement. Subject to the terms and conditions hereof, and with effect from and after the Effective Date, the Loan Agreement shall be amended as follows:

(a)	Section 1.2 of the Loan Agreement shall be amended by deleting such section in its entirety and replacing it with the following:

1.2 Availability Period. The line of credit is available between the date of this Agreement and the earlier of (a) December 1, 2007 (the “Facility No. 1 Expiration Date”), (b) such earlier date as the availability may terminate as provided in this Agreement, or (c) the date set forth in Section 1.3(b)(ii) below.

(b)	Section 1.6 of the Loan Agreement shall be amended by deleting the table therein and replacing it with the following:

Applicable Margin

(in percentage points per annum)

Pricing Level	Adjusted Leverage Ratio	LIBOR +	Base Rate +	Unused Commitment Fee	SBLC Fee
1	> 3.75:1.00	3.25	1.50	0.375	3.25
2	> 3.50:1.00/ < 3.75:1.00	3.00	1.25	0.375	3 00
3	> 3.25:1.00/ ≤ 3.50:1.00	2.50	1.00	0.375	2.50
4	> 3.00:1.00 < 3.25:1.00	2.25	0.25	0.25	2.25
5	< 3.00:1.00	2.00	0	0.25	2.00

(c)	Section 8.19 of the Loan Agreement shall be amended by deleting the table appearing therein in its entirety and replacing it with the following:

Fiscal Quarter	Ratios
From closing through the end of the fiscal year ending 2005	4.00:1.00

From the first fiscal quarter of the fiscal year ending 2006 and thereafter	4.15:1.00

(d)	Section 8.19 of the Loan Agreement shall be further amended as follows:

(i)	By deleting the definition of “Adjusted Funded Debt” and replacing it with the following:

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“Adjusted Funded Debt” means at any time the sum of Funded Debt at such time plus six times (6x) cash lease and rent expense for the four fiscal quarters then ending.

(ii)	By deleting the definition of “EBITDAR” and replacing it with the following:

“EBITDAR” means, for the four fiscal quarters then ending, net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization, plus cash lease and rent expense, plus non-cash charges, minus non-cash income, in each case (i) to the extent taken into account for purposes of calculating net income, and (ii) without duplication.

(e)	Section 8.20 of the Loan Agreement shall be amended at the definition of “Fixed Charge Coverage Ratio” by deleting such definition in its entirety and replacing it with the following:

“Fixed Charge Coverage Ratio” means, in respect of any fiscal quarter period ending on any date of determination, the ratio of (a) the sum of EBITDAR for such period, minus cash taxes actually paid during such period, and minus Maintenance Capital Expenditures made during such period, to (b) the sum of interest expense for such period, cash lease and rental expense actually paid during such period, the current portion of long-term debt as of such date of determination, the current portion of capitalized lease obligations as of such date of determination, and the aggregate amount of settlement payments required to be made to employee class action members during the four fiscal quarter period immediately following such date of determination.

(f)	Article 9 of the Loan Agreement shall be amended to include Section 9.13 as follows:

9.13 Other Breach Under Agreement. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

4.	Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)	Other than the Existing Defaults, no default or event of default has occurred and is continuing (or would result from the amendment to the Loan Agreement contemplated hereby).

(b)	This Amendment and any instrument or agreement required hereunder, are within the Borrower’s corporate power and authority, have been duly authorized by all requisite corporate action, and do not conflict with any of its organizational documents.

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(c)	The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, without defense, counterclaim or offset, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)	All representations and warranties of the Borrower contained in Section 7 of the Loan Agreement are true and correct on and as of the Effective Date, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true and correct as of such earlier date.

(e)	The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

(f)	There has not occurred since June 30, 2004, a material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

5.	Effective Date.

(a)	This Amendment will become effective when each of the conditions precedent set forth in this Section 5 has been satisfied (the “Effective Date”):

(i)	The Bank shall have received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) counterpart to this Amendment.

(ii)	The Bank shall have received from the Borrower a certificate signed by the secretary or assistant secretary of the Borrower, dated the Effective Date, in form and substance satisfactory to the Bank, and certifying evidence of the authorization of the execution, delivery and performance by the Borrower of the Amendment Documents.

(iii)	The Bank shall have received an amendment fee of $35,000.

(iv)	The Borrower shall have paid all attorneys’ fees of the Bank to the extent invoiced prior to the Effective Date (including any previously invoiced and outstanding attorneys’ fees that relate to services previously provided), plus such additional amounts of attorney’s fees as shall constitute the Bank’s reasonable estimate of attorneys’ fees incurred or to be incurred by it through the closing proceedings related to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

(v)	The Bank shall have received, in form and substance satisfactory to it, such additional approvals, consents, opinions, documents and other information as the Bank shall request.

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(b)	From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

6. Reservation of Rights. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Bank of this Amendment, shall (a) be deemed to create a course of dealing or otherwise obligate the Bank to execute similar amendments or waivers under the same or similar circumstances in the future or (b) be deemed to create any implied waiver of any right or remedy of the Bank with respect to any term or provision of the Loan Agreement (including any term or provision relating to the occurrence of a material adverse change).

7. Miscellaneous.

(a) Amendment of Loan Agreement. Except as herein expressly amended, all terms, covenants and provisions of the Loan Agreement are and shall remain in full force and effect and all references therein to such Loan Agreement shall henceforth refer to the Loan Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement.

(b) Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c) GOVERNING LAW; ARBITRATION AND WAIVER OF JURY TRIAL. THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.2 AND 10.4 OF THE LOAN AGREEMENT RELATING TO GOVERNING LAW, ARBITRATION AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d) Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by different parties on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

(e) One Agreement. This Amendment, together with the Loan Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto.

(f) Severability. If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan Agreement, respectively.

(g) Costs and Expenses. The Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Jamba Juice Company

By:	/s/ Donald Breen

Name:	Donald Breen
Title:	CFO

By:	/s/ Michael Fox

Name:	Michael Fox
Title:	Vice President and Secretary

Bank of America, N.A.

By:	/s/ Ronald J. Drubry

Name:	Ronald J. Drubry
Title:	Senior Vice President

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THIRD AMENDMENT TO LOAN AGREEMENT AND WAIVER

This THIRD AMENDMENT TO LOAN AGREEMENT AND WAIVER (this “Amendment”), dated as of September 26, 2006, is between JAMBA JUICE COMPANY, a California corporation (the “Borrower”), and BANK OF AMERICA, N.A. (the “Bank”).

RECITALS

A.	The Borrower and the Bank are parties to a Loan Agreement dated as of October 30, 2003, (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Bank has extended certain credit facilities to the Borrower.

B	The Borrower has requested that the Bank agree to certain amendments to the Loan Agreement and to waive certain defaults thereunder, and the Bank has agreed to such request, subject to the terms and conditions of this Amendment.

C.	NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings, if any, assigned to such terms in the Loan Agreement. As used herein, “Amendment Documents” means this Amendment, the Loan Agreement (as amended by this Amendment), and each certificate and other document executed and delivered by the Borrower pursuant to Section 5 hereof.

2.	Defaults and Waiver.

(a)	For purposes of this Amendment, the “Existing Defaults” shall mean any default or event of default that may exist on the Effective Date under Section 9 of the Loan Agreement arising by reason of (i) breach of Section 8.10(a) solely to the extent resulting from the entry by the Borrower into an agreement to merge with Services Acquisition Corp. International (provided that any subsequent consummation of such merger shall not constitute an Existing Default hereunder and shall be an Event of Default under the Agreement), and (ii) breach of Section 8.6(d) during fiscal year 2004.

(b)	Subject to and upon the terms and conditions hereof and with effect on the Effective Date, the Bank hereby waives the Existing Defaults.

(c)	Nothing contained herein shall be deemed a waiver of (or otherwise affect the Bank’s ability to enforce) any other default or event of default under the Loan Agreement, including without limitation, (i) any default or event of default as may now or hereafter exist and arise from or otherwise be related to the Existing Defaults (including without limitation any cross-default arising under the Loan Agreement by virtue of any matters resulting from the Existing Defaults), and (ii) any default or event of default arising at any time after the Effective Date and which is the same as or similar to any of the Existing Defaults.

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3.	Amendments to Loan Agreement. Subject to the terms and conditions hereof, and with effect from and after the Effective Date, the Loan Agreement shall be amended as follows:

(a)	Section 8.6(d) shall be amended and restated to read as follows:

(d)	Investments in franchisees and joint ventures made in the ordinary course of the Borrower’s business in an aggregate amount not to exceed (together with any loans arising under Section 8.7(d)) $1,000,000 incurred in any fiscal year, provided, however, that the Borrower may, notwithstanding the foregoing limitation, consummate the repurchase of up to eight stores from its Minneapolis franchisee for an amount not to exceed $2,650,000, such repurchase to be consummated by no later than October 30, 2006.

(b)	Section 8.10(a) shall be amended and restated to read as follows:

(a)	Except as disclosed to the Bank in writing in paragraph 8 of the Disclosure Letter, consummate any consolidation, merger, or other combination, or, except as permitted under Section 8.6(d), become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

4.	Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a)	Other than the Existing Defaults, no default or event of default has occurred and is continuing (or would result from the amendment to the Loan Agreement contemplated hereby).

(b)	This Amendment and any instrument or agreement required hereunder, are within the Borrower’s corporate power and authority, have been duly authorized by all requisite corporate action, and do not conflict with any of its organizational documents.

(c)	The Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, without defense, counterclaim or offset, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(d)	All representations and warranties of the Borrower contained in Section 7 of the Loan Agreement are true and correct on and as of the Effective Date, except to the extent that any such representation and warranty specifically relates to an earlier date, in which case they shall be true and correct as of such earlier date.

(e)	The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Bank or any other Person.

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(f)	There has not occurred since June 30, 2006, a material adverse change in the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its subsidiaries taken as a whole, or in the facts and information regarding such entities as represented to date.

5.	Effective Date.

(a)	This Amendment will become effective when each of the conditions precedent set forth in this Section 5 has been satisfied (the “Effective Date”):

(i)	The Bank shall have received from the Borrower a duly executed original (or, if elected by the Bank, an executed facsimile copy) counterpart to this Amendment.

(ii)	The Bank shall have received from the Borrower a certificate signed by the secretary or assistant secretary of the Borrower, dated the Effective Date, in form and substance satisfactory to the Bank, and certifying evidence of the authorization of the execution, delivery and performance by the Borrower of the Amendment Documents.

(iii)	The Borrower shall have paid all attorneys’ fees of the Bank to the extent invoiced prior to the Effective Date (including any previously invoiced and outstanding attorneys’ fees that relate to services previously provided), plus such additional amounts of attorney’s fees as shall constitute the Bank’s reasonable estimate of attorneys’ fees incurred or to be incurred by it through the closing proceedings related to this Amendment (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

(iv)	The Bank shall have received, in form and substance satisfactory to it, such additional approvals, consents, opinions, documents and other information as the Bank shall request.

(b)	From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects.

6.	Reservation of Rights. The Borrower acknowledges and agrees that neither the execution nor the delivery by the Bank of this Amendment, shall (a) be deemed to create a course of dealing or otherwise obligate the Bank to execute similar amendments or waivers under the same or similar circumstances in the future or (b) be deemed to create any implied waiver of any right or remedy of the Bank with respect to any term or provision of the Loan Agreement (including any term or provision relating to the occurrence of a material adverse change).

7.	Miscellaneous.

(a)

Amendment of Loan Agreement. Except as herein expressly amended, all terms, covenants and provisions of the Loan Agreement are and shall remain in full force and effect and all references therein to such Loan

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Agreement shall henceforth refer to the Loan Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement.

(b)	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c)	GOVERNING LAW: ARBITRATION AND WAIVER OF JURY TRIAL. THIS AMENDMENT IS SUBJECT TO THE PROVISIONS OF SECTIONS 10.2 AND 10.4 OF THE LOAN AGREEMENT RELATING TO GOVERNING LAW, ARBITRATION AND WAIVER OF RIGHT TO TRIAL BY JURY, THE PROVISIONS OF WHICH ARE BY THIS REFERENCE INCORPORATED HEREIN IN FULL.

(d)	Counterparts. This Amendment may be executed in as many counterparts as necessary or convenient, and by different parties on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

(e)	One Agreement. This Amendment, together with the Loan Agreement, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Amendment supersedes all prior drafts and communications with respect thereto.

(f)	Severability. If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan Agreement, respectively.

(g)	Costs and Expenses. The Borrower covenants to pay to or reimburse the Bank, upon demand, for all costs and expenses (including allocated costs of in-house counsel) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Jamba Juice Company

By:	/s/ Donald Breen

Name:	Donald Breen
Title:	CFO

By:	/s/ Michael Fox

Name:	Michael Fox
Title:	Vice President and Secretary

Bank of America, N.A.

By:	/s/ Ronald J. Drubry

Name:	Ronald J. Drubry
Title:	Senior Vice President

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